EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT


EMPLOYMENT AGREEMENT ("Agreement") effective as of May 2, 2003 by and between THE SINGING MACHINE COMPANY INC. a Delaware corporation with its principal offices at 6601 Lyons Road, Coconut Creek, FL 33073 (the "Company") and Mr. Yi Ping Chan whose residence address is 10 Belfran Road, Flat 1B, Kowloon, Hong Kong (the "Employee").

The Company and the Employee hereby agree as follows with respect to the Employee's relationship with the Company.

1. RELATIONSHIP TERM:

The Company shall retain the Employee and the Employee shall be retained by the Company, on the terms and conditions hereinafter set forth, as an Employee for a period (the "Employment Period") commencing on April 1, 2003 (the Commencement
Date), and ending on March 31, 2006 (the "Termination Date"), unless terminated sooner pursuant to the provisions hereof. Such period of employment shall be automatically extended for two -year term unless either the Company or the Employee notifies the other in writing at least sixty (60) days prior to the end of the then current term that it or she does not intend to renew such employment, in which case such employment will expire at the end of the then current term. During the entire term of this Agreement, the Employee shall be the Company's Chief Operating Officer

2. EFFORTS ON COMPANY'S BEHALF:

The Employee shall devote all of his time and his best efforts, skills and attention to the business and affairs of the Company, shall serve the Company faithfully and competently and shall at all times act in the Company's best interest. The services to be rendered by Employee during the term hereof shall be as Chief Operating Officer, subject at all times to the direction and control of the Chief Executive Officer. Nothing herein shall be construed to prevent Employee from investing in or participating in the management of companies or other entities, which do not compete with the Company or from serving on the board of directors of any other company.

3. COMPENSATION PACKAGE:

(a) The Company shall pay to the Employee, and the Employee agrees to accept, base salary of two hundred and fifty thousand dollars ($250,000) per year, payable in accordance with normal payroll policies of the Company and shall be subject to all usual and customary payroll deductions including all applicable withholding taxes.
(b) The Employee's annual base salary increase over the prior year's base salary each year during the term hereof should be the sold discretion of the Company's Board of Directors based on Company and the Employee's performance.

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4. BONUS/BENEFITS COMPENSATION:

(a) The Employee shall be entitled to receive a bonus (the "profit Bonus") for each fiscal year of the Company ("Fiscal year") during the employment period based at the discretion of the Company's Board of Directors.
(b) Employee's Bonus shall be at the sole discretion of the Company's Board of Directors based on Company and the Employee's performance.
(c) In consideration of Employee's services hereunder, the employee has been granted the option to purchase 150,000 shares of common stock of the Company to be vested 1/3 each over the next three years (1/3 by December 31, 2003, 1/3 by December 31, 2004 and 1/3 by December 31, 2005) in
     accordance with the terms of stock option agreement to be executed between the Company and Employee after the effective date of this agreement.
(d) The Company shall pay up to $ 40,000 for all the moving related expenses to move and relocate the Employee and his families from Hong Kong to Florida and upon termination of this contract, the Company shall pay up to $ 40,000 for all the moving related expenses to move and relocate the Employee and his families from Florida to Hong Kong or another destination of the Employee's choice.
(e) The Company shall pay to the employee a car allowance of $ 500 per month and car maintenance.

5. BENEFIT PLANS:

(a) The Employee shall be entitled to participation in all Company-sponsored benefit plans in accordance with terms, conditions and costs with usual or customary Company policy.
(b) In the event that the Company purchases insurance on the life of Employee, Employee shall be entitled to purchase said policy from the Company in the event of his termination, pursuant to the terms hereof, for an amount equal to the cash surrender value thereof.

6. BUSINESS EXPENSES:

The Employee shall be reimbursed for all usual and customary expenses incurred on behalf of the Company, in accordance with Company practices and procedures; provided that each such expense is of a nature qualifying it as a proper deduction on the Federal income tax returns of the Company, exclusive of any limitation rules as a business expense of the Company and not as compensation to Employee, and Employee furnishes the Company with adequate documentary evidence to substantiate such expenses.

7. VACATION:
Employee shall be entitled to a paid vacation of three weeks per each year of this Agreement. Such vacation time allowance shall cumulatively accrue, and any unused vacation time for each year can be used in the following year. The Company shall make all reasonable efforts to enable Employee to use his vacation leave each year. Employee shall also be entitled to all paid holidays made generally available by the Company to its employees.

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8. DEATH OR DISABILITY:

(a) Notwithstanding anything to the contrary contained in Paragraph 1 above if, during the term hereof, the Employee suffers a disability (as defined below) the Company shall, subject to the provisions of Paragraph 8 (c) hereof, continue to pay Employee the compensation provided in Paragraph 3 hereof during the period of his disability; provided, however, that, in the event Employee is disabled for a continuous period of ninety (90) consecutive days or for shorter periods aggregating ninety (90) days in any twelve-month period that the Employee is incapable of substantially fulfilling the duties set forth in Section 2 or hereafter assigned to him by the Chief Executive Officer or Board of Directors because of physical, mental or emotional incapacity resulting from injury, sickness or disease as determined by an independent physician agreed upon by both the Company and the Employee, the Company may, at its election, terminate this Agreement. In the event of such termination, the Company, shall continue to be obligated to pay Employee his compensation earned up to the date of termination.
(b) As used in this Agreement, the term "disability" shall mean the substantial inability of Employee to perform his duties under this Agreement as determined by an independent physician agreed upon by both the Company and the Employee.
(c) In the event that employment ceases prior to the end of a calendar month as a result of his death or disability or in the event of a termination described in Paragraph 10 below, the Company shall pay Employee or his legal representatives, as the case may be, in addition to any other amounts payable by the Company hereunder, a lump cash sum which shall in no event be less than the salary plus any bonus to which Employee would have been entitled, had he continued to be affiliated with the Company until the end of the calendar month during which his affiliation terminates.

9. CHANGE OF CONTROL:

(a) For the purposes of this Agreement, a "Change of Control" shall be deemed to have taken place if:
(i) any person, including a "group" as defined in Section 13(d) (3) of the Securities Exchange Act of 1934, as amended, becomes the owner or beneficial owner of Company securities, after the date of this Agreement, having 50% or more of the combined voting power of the then outstanding securities of the Company that may be case for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company, or open market purchases approved by the Board, as long as the majority of the Board approving the purchases is the majority at the time the purchases are made, or
(ii) the persons who were directors of the Company before such transactions shall cease to constitute a majority of the Board of the Company, or any successor to the Company, as the direct or indirect result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions.

(b) The Company and the Employee hereby agree that, if Employee is affiliated with the Company on the date on which a Change of Control occurs (the "Change of Control Date") the Company (or, if Employee is affiliated with subsidiary) the subsidiary will continue to retain Employee and Employee will remain affiliated with the Company (or subsidiary), for the period commencing on the Change of Control Date and ending on the first anniversary of such a date, to exercise such authority and perform such

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     Employee duties as are commensurate with the authority being exercised and duties being performed by the Employee immediately prior to the Change of Control Date.

(c) During the remaining term hereof after the Change of Control Date, the Company (or subsidiary) will
(i) continue to pay Employee a salary at not less than the level applicable to Employee on the Change of Control Date.
(ii) Pay Employee Bonuses in amounts not less in amount than those paid during twelve month period preceding the Change of Control Date, and
(iii) Continue employee benefit programs as to Employee at levels in effect on the Change of Control Date (but subject to such reductions as may be required to maintain such plans in compliance with applicable federal law regulating employee benefit programs).

(d)  If during the remaining term hereof after the Change of Control Date
(i)      Employee's employment is terminated by the Company (or subsidiary), or
(ii) There shall have occurred a material reduction in Employee's compensation or employment related benefits, or a material change in Employee's status, working conditions, management responsibilities or titles, and Employee voluntarily terminates his relationship; with the company within sixty (60) days of any such occurrence, or the last in a series of occurrences, then Employee shall be entitled to receive, subject to the provisions of subparagraphs (e) and (f) below, a lump sum payment equal to 100% of Employee's "base period income" as determined under (f) below. Such amount will be paid to Employee within thirty (30) business days after his termination of affiliation with the Company.

(e)  If during the remaining term hereof after the Change of Control Date
(i) Employee, at his option, can voluntarily terminate his relationship; with the company within sixty (60) days of any such occurrence, or the last in a series of occurrences, then Employee shall be entitled to receive, subject to the provisions of subparagraphs (f) and (g) below, a lump sum payment equal to 100% of Employee's "base period income" as determined under (f) below. Such amount will be paid to Employee within thirty (30) business days after his termination of affiliation with the Company.
(ii) This Clause has precedent over the Clauses 9 (c) and (d) should there be multiple events.


(f) The Employee's "base period income" shall be his base salary and annual incentive bonuses paid or payable to his during or with respect to the twelve month period preceding the date of his termination of affiliation.

(g) The amounts payable to Employee under any other compensation arrangement maintained by the Company (or a subsidiary) which became payable after payment of the lump sum provided for in (a), upon or as a result of the exercise by Employee of rights which are contingent on a Change of Control (and would be considered a "parachute payment" under International Revenue Code ss. 280G and regulations thereunder), shall be increased by an additional amount representing a gross-up of any federal income tax liability arising from an excess parachute payment or otherwise.

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(h)  All the options granted to Employee shall be vest immediately upon any type of termination of employment resulted from the Change of Control.

10.  TERMINATION:

(a)  Termination Without Cause:
The Company may terminate this Agreement without cause at anytime upon written notice to the Employee, whereupon this Agreement shall terminate on the date specified therein. The Company shall pay the Employee a severance amount equal to twelve months of Employee's Base Salary and Bonus (the "Severance Amount"), payable in full within thirty (30) days from the date specified therein (hereinafter, the "Severance Payout Period") and shall be subject to all usual and customary payroll deductions, including applicable withholding taxes.

At the same time, all the options granted to Employee shall be vested immediately upon termination without causes.

(b) Termination for Cause:
The Company may immediately terminate this Agreement at any time during the Employment Period for "cause". In such an event of termination, the Company shall be obligated only to continue to pay to Employee his Base Salary earned up to the effective date of termination. "Cause" for purposes hereof shall mean a breach of any of the provisions of this Agreement by Employee, unsatisfactory performance of Employee's duties hereunder as reasonably determined by the Company's Board of Directors, wilful misconduct or neglect of duties, conviction of any criminal offence involving a felony, gross negligence, malfeasance or a crime of moral turpitude.

(c) Continuing Effect:
Notwithstanding any termination of the Employee as provided in this Section 10 or otherwise, the provisions of Section 12 and 13 shall remain in full force and effect and shall be binding on the Employee and his legal representatives, successors and assigns.


11.  CONSOLIDATION, MERGER OR SALE OF ASSETS:

Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation, which assumes this Agreement, and all obligations of the Company hereunder, in writing. Upon such consolidation, merger, or transfer of assets and assumption, the term "the Company" as used herein, shall mean such other corporation and this Agreement shall continue in full force and effect.

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12.  RESTRICTIVE COVENANTS:

(a) The Employee acknowledges that his services and responsibilities are unique in character and are of particular significance to the Company, that the Company is a competitive business and that the Employee's continued and exclusive service to the Company under this Agreement is of a high degree of importance to the Company. Therefore, during the Employment Period and for the applicable periods specified below (each, the "Noncompete Period"), the Employee shall not, directly or indirectly, as owner, partner, joint venture, Employee, Broker, Corporate Officer, Agent, Principal, Licensor, Shareholder unless as owner of no more than five percent (5%) of the issued and outstanding capital stock of such entity if such stock is traded on a major securities exchange, or in any other his capacity whatsoever, engage in or have any connection with any business which is competitive with the Company, and which operates anywhere in the world on the effective date of termination of this Agreement. (Lawyer to revise:
     the following is not re-enforceable)

         Reason for Termination             Non-compete Period
         ----------------------             ------------------

         Termination without cause                1 year
         Termination for cause                    2 years

      For the purposes of this Agreement, a business will be deemed to be competitive with the Company if it is an importer/re-seller of Karaoke hardware and/or software specialising in the United States mass merchant marketplace.

(b) In addition to the restrictions set forth in Section 12(a), during the Noncompete period, the Employee shall not:

i. directly or indirectly, by initiating contact or otherwise, induce influence, combine or conspire with, or attempt to induce, influence, combine or conspire with, any of the officers, employees or agents of the Company to terminate his, her or its employment or relationship with or to compete against the company; or
ii. directly or indirectly, by initiating contact or otherwise, divert or attempt to divert any or all of any customers' or suppliers' business with the Company.

(c) If, in any judicial proceedings, a court shall refuse to enforce any of the covenants included in this Section 12 due to extent, geographic scope or duration thereof, or otherwise, then such unenforceable covenant shall be amended to relate to such lesser extent, geographic scope or duration and this Section 12 shall be enforceable, as amended. In the event the Company should bring any legal action or other proceeding against Employee for enforcement of this Agreement, the calculation of the Noncompete Period shall not include the period of time commencing with the filing of legal action or other proceeding to enforce this Agreement through the date of final judgement or final resolution, including all appeals, if any of such legal action or other proceeding unless the Company is receiving the practical benefits of this Section 12 during such time. The existence of any claim or cause of action by the Employee against the Company predicated on this Agreement or otherwise shall not constitute a defence to the enforcement by the Company of these covenants.

(d) The Employee has carefully considered the nature and extent of the restrictions upon the Employee and the rights and remedies conferred upon the Company under this Section 12, and the Employee hereby acknowledges that the restrictions on his activity as contained herein are reasonably required for the Company's protection,

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     would not operate as a bar to the Employee's sole means of support, are fully required to protect the legitimate interests of the Company, do not confer a benefit on the Company disproportionate to the detriment to the Employee and are material inducements to the Company to enter into this Agreement. The Employee hereby agrees that in the event of a violation by his of any of the provisions of this Agreement, the Company will be entitled to institute and prosecute proceedings at law or in equity to obtain damages with respect to such violation or to enforce the specific performance of this Agreement by the Employee or to enjoin the Employee from engaging in any activity in violation hereof.

13.  TREATMENT AND OWNERSHIP OF CONFIDENTIAL INFORMATION:

The Employee acknowledges that during his employment he will learn and will have access to Confidential Information regarding the Company. For purposes of this Agreement, the term "Confidential" acquires or develops or has made use of, acquires or develops or has made use of, acquires or develops or has made use of, acquired or developed in whole or in part in connection with Employee's employment with the Company (whether before or after the date of this Agreement), including any financial data, client names and addresses, employee data, discoveries, processes, formulas, inventions, know-how, techniques and any other materials or information related to the business or activities of the Company which are not generally known to others engaged in similar businesses or activities. The Employee acknowledges that such Confidential Information as is acquired and used by the Company or its affiliates is a special, valuable and unique asset. The Employee will not, except in connection with and as required by his performance of his duties under this Agreement, for any reason use for his own benefit, or the benefit of any person or entity with which she may be associated, or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of the Company's Board of Directors, unless such Confidential Information previously shall be and shall remain the exclusive property of the Company. The Employee agrees to promptly disclose to the Company all Confidential Information developed in whole or in part by the Employee within the scope of this Agreement and to assign to the Company any right, title, or interest the Employee may have in such Confidential Information. The Employee agrees to turn over to the Company all physical manifestations of the Confidential Information in his possession or under his control at the request of the Company.

14.  EMPLOYEE REPRESENTATIONS AND WARRANTIES:

The Employee represents and warrants that he is not a party to, or bound by, any other his employment agreements. The Employee further represents and warrants to the Company that he is free of known physical and mental disabilities that would, with or without reasonable accommodations that would create an undue hardship for the Company, impair his performance hereunder and he is fully empowered to enter and perform his obligations under this Agreement. Without limiting the generality of the foregoing, the Employee represents and warrants that he is under no restrictive covenants to any person or entity that will be violated by his entering into and performing this Agreement.

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15.  ARBITRATION:

Except as provided in sections 12 and 25 hereof, any dispute, controversy or claim arising under, out of, in connection with, or in relation to this Agreement, or the breach, termination, validity or enforceability of any provision of this Agreement, will be settled arbitrator (the "Arbitrator") chosen according to the rules of the American Arbitration Association's National Rules for Resolution of Employment Disputes, with the additional proviso that all steps necessary to insure the confidentiality of the proceedings will be added to the basic rules. Unless otherwise mutually agreed upon by the parties, the arbitration hearings shall be held in the Broward County, Florida. The parties hereby agree that the Arbitrator has full power and authority to hear and determine the controversy and make and award in writing in the form of a reasoned judicial opinion. The parties hereby stipulate in advance that the award is binding and final. The parties hereto also agree that judgement upon the arbitration award may be entered in any federal or state court having jurisdiction thereof. Each party is responsible for their own legal fees and out-of-pocket expenses.

16.  BINDING EFFECT:

Except as herein otherwise provided, this Agreement shall insure to the benefit of and shall be binding upon the parties hereto, their personal representatives, successors, heirs and assigns.

17.  SEVER ABILITY:

Invalidity or unenforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provisions.

18.  TERMINOLOGY:

All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and vice versa. Titles of Paragraphs are for convenience only, and neither limit nor amplify the provisions of the Agreement itself.

19.  GOVERNING LAW:

This Agreement shall be governed and construed in accordance with the laws of the State of Florida.

20.  ENTIRE AGREEMENT:

This Agreement contains the entire understanding between the parties and may not be changed or modified except by an Agreement in writing signed by all the parties.

21.  NOTICE:

Any notice required or permitted to be delivered hereunder shall be deemed to be delivered when deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the parties at the addresses first stated herein, or to such other address as either party hereto shall from time to time designate to the other party by notice in writing as provided herein.

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22.  NO PUBLICITY:

The Employee agrees that she will not engage in any conduct that is injurious to the Company's reputation and interests, including, but not limited to, publicly disparaging (or inducing or encouraging others to publicly disparage) the Company or any of the Company's directors, officers, employees or agent.

23.  CO-OPERATION:

Employee agrees to co-operate fully with the Company by providing information to the Company and its representatives, agents or advisors regarding any business matters with which the Employee may become involved with during the terms of this Agreement and to co-operate fully in the event of any litigation or legal, administrative or regulatory proceeding by providing information, including but not limited to, providing truthful testimony at any legal, administrative or regulatory proceeding, regarding any facts or information of which Employee has knowledge and/or any business matters of which Employee has or had knowledge. The Company is acknowledged that the Employee is currently a director, general partner and a major shareholder of MaxValue Capital Ltd. which is a Hong Kong legal entity engaging in investment and consulting services. Employee is in the process of transferring or winding down his duties at MaxValue Capital Ltd. but is expected to be remained as director and shareholder of MaxValue Capital Ltd during the term of his Employment Agreement. The time will be minimal which does not impact the Employee's primary obligation to the Company. The Employee was a consultant on behalf of MaxValue Capital Ltd. to the Company prior to this Employment Agreement.

24.  ASSIGN ABILITY:

The rights and obligations of the Company under this Agreement shall insure the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the assets and business of the Company and, further provided that any such assignment shall not release the Company from its obligations to the Employee hereunder. The employee's rights and obligations hereunder may not be assigned or alienated without the prior written consent of the Company and any attempt to do so by the Employee will be void.

25.  ATTORNEY'S FEES:

If any legal action or other proceeding is brought by the Company for the enforcement of Section 12 of this Agreement, or because of an alleged dispute, breach, default or misrepresentation by the Employee in connection with any provision of this Agreement, the Company or the Employee in such legal action or other proceeding, shall be responsible for its own attorneys' fees, sales and use taxes, court costs and other expenses incurred in that action or proceeding.

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If any legal action or other proceeding is brought by any party against the
Company and/ or the Employee, the Company shall be responsible for the Employee's fees, sales and use taxes, court costs and other expenses incurred in that action or proceeding and at the same time indemnify the Employee from any loss.


26.  INJUNCTIVE RELIEF:

The Employee acknowledges and agrees that in the event Employee violates any term, covenant or provision of Section 12 of this Agreement, the Company will suffer irreparable harm for which the Company will have no adequate remedy at law. The Employee agrees that the Company shall be entitled to injunctive relief for any breach or violation of Section 12 of this Agreement, including but not limited to the issuance of an ex-parte preliminary injunction, in addition to and not in limitation of any and all other remedies available to the Company at law or in equity.

27.  NO OFFSETS:

The existence of any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defence to the enforcement by the Company of this Agreement.

28.  EMPLOYEE ACKNOWLEDGEMENT:

The Employee acknowledges and agrees that Employee has read and understands the terms set forth in this Agreement and has been given a reasonable opportunity to consult with an attorney prior to execution of this Agreement.

29.  OTHER INSTRUMENTS:

The parties hereby covenant and agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the terms of this Agreement.

30.  COUNTERPARTS:

This Agreement may be executed in any number of counterparts and each such counterpart shall for all purposes be deemed an original.

31.  ASSIGN ABILITY:

This Agreement shall not be assigned by either party, except with the written consent of the other.

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IN WITNESS WHEREOF, this Agreement has been duly signed by the Employee and on behalf of the Company on the day and year first above written.



THE SINGING MACHINE COMPANY INC.


/s/ Edward Steele
------------------------------
By: Edward Steele
      Chief Executive Officer


EMPLOYEE

/s/ Yi Ping Chan
------------------------------
Yi Ping Chan



WITNESS



/s/ Alicia Haskamp
-------------------------------
Alicia Haskamp


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